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                                                                   EXHIBIT 10.14

                             AMENDED AND RESTATED
                  RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

     This Amended and Restated Research and Development Services Agreement (the "Agreement") is effective as of October 1, 1999, between X10 Ltd., a Bermuda corporation ("X10 Ltd."), and X10 Wireless Technology, Inc., a Delaware corporation ("X10 Wireless Technology").

                                   RECITALS

     A. Whereas, X10 Ltd. is in the business of designing and developing powerline-based home and small office networking products, and has technical expertise and facilities dedicated to research and development of such products;

     B. Whereas, X10 Wireless Technology is in the business of designing, developing, marketing, selling and distributing broadband wireless- and powerline-based home and small office networking products;

     C. Whereas, X10 Ltd. and X10 Wireless Technology have previously entered into that certain Research and Developmental Services Agreement (the "Original Agreement") dated and effective as of October 1, 1999, pursuant to which X10 Wireless Technology contracted for research and development services provided by X10 Ltd.;

     D. Whereas, the Original Agreement did not adequately set forth the entire understanding between the parties with respect to the provision of research and development services by X10 Ltd. and with respect to certain other terms incidental thereto; and

     E. Whereas, the parties now wish to amend and restate the Original Agreement in order to clarify and memorialize the correct understanding of the parties with respect to the research and development services to be provided under the Original Agreement and to further describe the obligations and existing practices of the parties in connection therewith;

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Development Services. X10 Ltd. shall, at the direction of X10 Wireless Technology:

          a. Undertake such research and development for the design and production of broadband wireless- and powerline-based home and small office networking products and other electronic products as may be requested from time to time by X10 Wireless Technology in accordance with design criteria and specifications provided from time to time by X10 Wireless Technology.

                                       1.
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          b.   Submit binding quotes for completion of the services described in
Section 1.a. above and production of workable prototypes of products identified by X10 Wireless Technology.

          c. Provide quotes of the cost per unit to manufacture products selected by X10 Wireless Technology.

          d. Determine all necessary or appropriate production standards and licensing requirements for each product, in order to ensure that if and when the product is produced, marketed and sold, it will be in compliance with all applicable federal laws and regulations within the United States, or other applicable country of sale, and the country of origin.

          e. Produce workable prototypes of products as requested by X10 Wireless Technology, in quantities specified by X10 Wireless Technology.

          f. Provide to X10 Wireless Technology detailed specifications for all prototypes produced under this Agreement as well as provide appropriate specifications for the packaging and labeling of such prototypes.

     2. No Obligation. X10 Wireless Technology shall be under no obligation to use X10 Ltd. for research and development services, to purchase or source from X10 Ltd. any products developed under this Agreement or to utilize any manufacturing services of X10 Ltd. in connection with the production of any such products. X10 Wireless Technology shall be entitled to use the research and development services of any third party to meet its design and production needs. Further, X10 Wireless Technology shall be entitled to use the materials and/or services of any supplier or manufacturer in connection with the production of any such products and any materials required for such manufacturing, and X10 Ltd. hereby grants any necessary license of X10 Ltd.'s technology and intellectual property rights in order to allow such manufacture of products.

     3. Production Schedule. The delivery of designs, specifications and prototypes being produced by X10 Ltd. shall be in accordance with a production schedule to be agreed upon by the parties in connection with each proposed product. In order to provide timely service to X10 Wireless Technology in all phases of development, X10 Ltd. agrees to accord design requests submitted by X10 Wireless Technology priority in preference to any other research, development or engineering projects undertaken by X10 Ltd., including, but not limited to, any research, development or engineering projects undertaken by X10, Ltd. on its own behalf.

     4. Service Fees. X10 Wireless Technology shall pay to X10 Ltd. a service fee in connection with the services provided by X10 Ltd. under this Agreement, in an amount equal to the quote provided to X10 Wireless Technology by X10 Ltd. pursuant to Section 1.b above (the "Fee"). The Fee for each product shall be payable one-third at the commencement of design and development, one-third upon receipt of the initial prototype or a tooled sample of the product, and the balance upon approval and acceptance of the final product by X10 Wireless Technology. In the event that the final product(s) requested to be developed by X10 Wireless Technology do not, in the reasonable commercial judgment of X10 Wireless Technology, perform in accordance

                                       2.
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with the design criteria and specifications provided, X10 Ltd. agrees to refund any payments made by X10 Wireless Technology for the non-performing product(s).

     5. Ownership of Designs, Specifications and Prototypes. X10 Ltd. acknowledges and agrees that all right, title and interest in and to (i) all patents, copyrights, trade names, logos, trademarks, service marks, know-how, ideas, inventions, concepts and other intellectual property rights which are embodied in, developed in connection with, incorporated into or placed upon any of the designs, specifications or prototypes developed by X10 Ltd. pursuant to this Agreement, or any products developed in connection therewith (the "Intellectual Property Rights"), and (ii) all designs, specifications and prototypes developed by X10 Ltd. pursuant to this Agreement, and any products or technology developed in connection therewith (the "Technology"), shall be owned exclusively by X10 Wireless Technology. X10 Ltd. shall cause any third parties who design or develop any Intellectual Property Rights or Technology to assign all right, title and interest in and to the Intellectual Property Rights and Technology to X10 Wireless Technology. At any time during the term of this Agreement, upon X10 Wireless Technology's request, X10 Ltd. shall deliver to X10 Wireless Technology, in the manner requested by X10 Wireless Technology, all designs, specifications, prototypes and other information relating to the Intellectual Property Rights, the Technology, and any request for or performance of any services or the design or development of any products pursuant to this Agreement.

     6.   Warranties.  X10 Ltd. represents and warrants that:

          a. To its knowledge, none of the designs, specifications or prototypes designed and developed by X10 Ltd. pursuant to this Agreement, or any products developed in connection therewith, will infringe any patent, copyright, trademark, trade name, trade secret or other intellectual property or proprietary right of any third party;

          b. To its knowledge, the resale by X10 Wireless Technology of any products designed and developed by X10 Ltd. pursuant to this Agreement will not violate any laws, regulations, orders or ordinances of the federal law of the United States, any applicable country in which products are sold, or the country of origin, or any agency of the foregoing; and

          c. All design, production, manufacturing and associated activities undertaken by X10 Ltd. pursuant to this Agreement will be performed in a workmanlike manner in accordance with prevailing professional standards.

     7.   Indemnity.

          a. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its officers, directors, agents, customers and sublicensees harmless from and against any loss, damage, injury, liability, claim, causes of action or other expense, including reasonable attorneys' fees involved in the defense of any such action, that the other party may suffer arising out of or resulting from the indemnifying party's services, or activities performed pursuant to this Agreement including, without limitation, (i) any claim based on the negligence or willful misconduct of the indemnifying party or any of the indemnifying

                                       3.
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party's Affiliates; and (ii) any breach of the representations and warranties, if any, set forth in Section 6 of this Agreement.

          b. Indemnification Procedure. In the event the Indemnifying Party is obligated to indemnify the other Party (the "Indemnified Party") under this Agreement, the Indemnified Party will, as soon as is reasonably practicable, (i) provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, (ii) tender the defense of any such claim to the Indemnifying Party, (iii) provide full cooperation for such defense at the Indemnifying Party's expense, and (iv) not settle without the Indemnifying Party's prior written approval, not to be unreasonably withheld. Notwithstanding the foregoing, failure to give prompt notice as required by this Section 7.b. shall not preclude any claim for indemnification unless such failure has the effect of prejudicing the rights of the Indemnifying Party with respect to such claim. The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense.

     8. Limitation of Liability. In no event will X10 Ltd. be liable for any consequential, indirect, exemplary, special or incidental damages including, without limitation, any lost profits, arising from or relating to this Agreement. X10 Ltd.'s total cumulative liability in connection with this Agreement, whether in contract, tort or otherwise, will not exceed the amount of fees actually paid to X10 Ltd. hereunder.

     9.   Confidentiality.

          a. Confidential Information. "Confidential Information" shall consist of all information and materials clearly identified in writing as Confidential Information including, without limitation, formulas, methods, know how, processes, designs, new products and the terms and pricing under this Agreement.

          b. Confidentiality Obligations. Each party agrees not to use or disclose any Confidential Information of the other, except as may be necessary to (i) third parties who have a specific need to know in order to facilitate the design, development and manufacture of prototypes and products and who have executed confidentiality agreements with such party sufficient to cover the confidential information disclosed, or (ii) employees of such disclosing party who have a specific need to know in order to fulfill the terms of this Agreement and who agree, in writing, to hold all such information in confidence. Further, each party agrees not to disclose any Confidential Information of the other party to any third party, including affiliates of such disclosing party, without the prior express written permission of the other party. These confidentiality provisions of this Section 9 shall not apply to any information that is or becomes generally available to the public through no fault of the party seeking to disclose the information, or any information properly obtained from a completely independent source under no obligation of confidentiality.
The confidentiality provisions of this Section 9 shall also not apply to prohibit disclosure of Confidential Information (x) as required by applicable disclosure laws; or (y) in connection with a court order requiring disclosure, in which case the party required to disclose the Confidential Information must provide immediate notice of such order to the other party and cooperate in any attempt to quash such order.

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     10.  Term and Termination.

          a. Term. The term of this Agreement (the "Term") shall commence on the date hereof and continue in effect until December 31, 2019. Thereafter, the Term shall automatically be renewed for subsequent five-year terms unless terminated by X10 Wireless Technology by written notice to X10 Ltd. at least ninety (90) days prior to the expiration of the preceding term or as otherwise provided herein.

          b. Termination. This Agreement may be terminated by either party upon breach of any material obligation or condition hereof by the other, effective thirty (30) days after giving written notice to the other of such termination specifying such breach; provided, however, that if the default or breach is cured or shown not to exist within such period, the notice shall be deemed withdrawn and of no effect; provided, however, that this Agreement may be terminated immediately by X10 Wireless Technology upon breach of the confidentiality obligations in Section 9 hereof by X10 Ltd. The right to terminate hereunder is not exclusive and may be exercised in conjunction with or in addition to any other right or remedy such party might have, at law or equity.

     11. Continuing Obligations. Upon termination of this Agreement, X10 Ltd. shall deliver to X10 Wireless Technology, in the manner requested by X10 Wireless Technology, all designs, specifications, prototypes and other information relating to any request for or performance of any services or the design or development of any products pursuant to this Agreement. In addition, X10 Ltd. shall promptly refund to X10 Wireless Technology all Fees paid by X10 Wireless Technology for any project for which X10 Wireless Technology has not provided final approval and acceptance. The provisions of this section and Sections 5 ("Ownership of Designs, Specifications and Prototypes"), 7 ("Indemnification"), 9 ("Confidentiality"), 17 ("Waiver"), 18 ("Governing Law"), 19 ("Severability") and 20 ("Attorneys' Fees") shall survive termination or expiration of this Agreement for any reason.

     12. Force Majeure. No failure or omission by either party in the performance of any obligation hereunder shall be deemed a breach of this Agreement, nor create any liability if same shall arise from acts of God, acts of war, condemnation, appropriation, governmental regulations or orders, floods, the elements, fire, explosions and other casualties, accidents, transportation delays, embargo, or any other occurrences beyond the reasonable control of such party ("Force Majeure"). Each party agrees to promptly notify the other party of any of the foregoing occurrences and the non-performing party shall be excused from performance, to the extent it relates to the Force Majeure, so long as such conditions prevail; provided, however, that if the non-performing party remains unable to perform for a continuous period of ninety (90) days, the other party may engage another party to perform the services described in this agreement at the expense of the non-performing party.

     13. Relationship of Parties. The relationship between X10 Ltd. and X10 Wireless Technology is and during the term of this Agreement shall be solely that of independent contractors. X10 Ltd. will not have, and will not represent that it has, any power, right or authority to bind X10 Wireless Technology, or to assume or create any obligation or responsibility, express or implied, on behalf of X10 Wireless Technology or in X10 Wireless Technology's name, except as herein expressly provided. Nothing stated in this Agreement shall

                                       5.
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be construed as making partners of X10 Ltd. and X10 Wireless Technology, nor as creating any agency, employment or franchise relationship between the parties.

     14. Assignment. X10 Ltd. may not assign, encumber or in any way transfer or delegate any interest, right or duty under this Agreement without prior written consent of X10 Wireless Technology. X10 Wireless Technology shall be entitled to assign, encumber or in any way transfer or delegate any interest, right or duty under this Agreement to any affiliate of X10 Wireless Technology, or to any third party, without consent of X10 Ltd., provided that such affiliate or third party agrees to be bound by all of the terms and obligations of this Agreement.

     15. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, internationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10 Wireless Technology, Inc.:     X10 Wireless Technology, Inc.
                                             15200 52nd Avenue South
                                             Seattle, WA  98188-2335
                                             Attn:  President
                                             e-mail: wade@x10.com

          X10 Ltd.:                          X10 Ltd.
                                             Room 1103-4,
                                             Hilder Center
                                             2 Sung Ping Street
                                             Hunghom, Kowloon
                                             Hong Kong
                                             e-mail: gseow@ibm.net

or at such other address as shall be furnished by any of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally one (1) day after deposit with an internationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

    16. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements and negotiations between the parties. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of X10 Wireless Technology's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is approved by a majority of the directors serving on the Audit Committee of the Board of Directors of X10 Wireless Technology.

     17. Waiver. Failure by either party to enforce at any time any term or condition under this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this Agreement.

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     18.  Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. The parties hereby expressly consent to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. Notwithstanding the foregoing, however, Licensee may bring an action for injunctive or equitable relief in any jurisdiction it deems reasonably necessary to protect its proprietary rights. This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties.

     19. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     20. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding, including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

     21. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward LLP ("Cooley Godward"), outside general counsel to the X10 Wireless Technology, represents only the X10 Wireless Technology with respect to the matters contained in this Agreement and does not represent X10 Ltd. in connection herewith. X10 Ltd. understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

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     In Witness Whereof, the parties have executed this Amended and Restated
Research and Development Services Agreement as of the date set forth below.


X10 Ltd., a Bermuda corporation           X10 Wireless Technology, Inc., a
                                          Delaware corporation


By /s/ George Stevenson                   By /s/ Wade Pfeiffer
  ----------------------------------        ----------------------------------
George Stevenson, President               Wade Pfeiffer, Chief Financial Officer

Dated:  August 9, 2000                    Dated:  August 9, 2000

                                       8.